Exhibit 5.2

[Jackson Kelly PLLC Letterhead]

March 11, 2010

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Jones Day

222 East 41st Street

New York, New York 10017

Re:	$200,000,000 Aggregate Principal Amount of 9.125% Senior Secured Second-Priority Notes due 2018 and $115,000,000 Aggregate Principal Amount of 4.00% Convertible Senior Notes due 2017 of International Coal Group, Inc. offered through Underwriters

Ladies and Gentlemen:

We are acting as special counsel in the State of West Virginia for each West Virginia Guarantor (defined below) of International Coal Group, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (i) $200,000,000 aggregate principal amount of 9.125% Senior Secured Second-Priority Notes due 2018 of the Company (the “Senior Notes”), pursuant to the Underwriting Agreement, dated as of March 11, 2010 (the “Senior Notes Underwriting Agreement”), among the Company, the Guarantors (as defined below) and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Senior Notes Underwriters”); and (ii) $115,000,000 aggregate principal amount of 4.00% Convertible Senior Notes due 2017 of the Company (the “Convertible Notes”), and the underlying shares (the “Underlying Shares”) of Common Stock of the Company issuable upon conversion of the Convertible Notes, pursuant to the Underwriting Agreement, dated as of March 10, 2010 (the “Convertible Notes Underwriting Agreement”), among the Company, the Guarantors (as defined below) and UBS Securities LLC and Morgan Stanley & Co. Incorporated, acting as representatives of the several underwriters named therein (collectively, the “Convertible Notes Underwriters”). The Convertible Notes will be issued pursuant to an indenture (the “Base Indenture”) to be entered into between the Company, the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) as amended and supplemented by the first supplemental indenture (the “First Supplemental Indenture”) to be entered into between the Company, the Guarantors (as defined below) and the Trustee. The Senior Notes will be issued pursuant to the Base Indenture as amended and supplemented by the second supplemental indenture (the “Second Supplemental Indenture”) to be entered into between the Company, the Guarantors (as defined below) and the Trustee. The Company’s obligations under the Convertible Notes will be guaranteed (the “Convertible Notes Guarantees”) by the Company’s subsidiaries listed on Annex A hereto (the “West Virginia Guarantors”) and Annex B hereto (the “Other Guarantors” and, together with the West Virginia Guarantors, the “Guarantors”). The Company’s obligations under the Senior Notes will be guaranteed (the “Senior Notes Guarantees”) by the Guarantors.

International Coal Group, Inc.

March 11, 2010

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	Each West Virginia Guarantor is a corporation, duly incorporated and validly existing under the laws of the State of West Virginia.

2.	The Convertible Notes Guarantees, when they are executed by the West Virginia Guarantors and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and issued and delivered to the Convertible Notes Underwriters in accordance with the terms of the Convertible Notes Underwriting Agreement, will constitute valid and binding obligations of the West Virginia Guarantors under the laws of West Virginia.

3.	The Senior Notes Guarantees, when they are executed by the West Virginia Guarantors and authenticated by the Trustee in accordance with the Base Indenture and the Second Supplemental Indenture and issued and delivered to the Senior Notes Underwriters in accordance with the terms of the Senior Notes Underwriting Agreement, will constitute valid and binding obligations of the West Virginia Guarantors under the laws of West Virginia.

4.	The Convertible Notes Guarantees, when they are executed by the West Virginia Guarantors and authenticated by the Trustee in accordance with the Base Indenture and the First Supplemental Indenture and issued and delivered to the Convertible Notes Underwriters in accordance with the terms of the Convertible Notes Underwriting Agreement, will not violate the laws of the State of West Virginia.

5.	The Senior Notes Guarantees, when they are executed by the West Virginia Guarantors and authenticated by the Trustee in accordance with the Base Indenture and the Second Supplemental Indenture and issued and delivered to the Senior Notes Underwriters in accordance with the terms of the Senior Notes Underwriting Agreement, will not violate the laws of the State of West Virginia.

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the West Virginia Guarantors and of the Secretary of State of the State of West Virginia.

We have assumed, for purposes of the opinions expressed herein, the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies

International Coal Group, Inc.

March 11, 2010

submitted to us as conformed or reproduction copies. Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of West Virginia as currently in effect. We express no opinion with respect to the laws of any other jurisdiction, including federal laws, on the opinions expressed herein.

A.	We are members of the bar of the State of West Virginia, and our opinions are limited to the laws of that State. As to any other matters which purport to be governed by the law of a jurisdiction other than the State of West Virginia we assume, without rendering any opinion to such effect, that the laws of such jurisdiction are substantively identical in all material respects to the laws of the State of West Virginia.

B.	Our opinion as to the enforceability of any document in accordance with its terms is limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting the rights of creditors, including, without limitation, the West Virginia Uniform Fraudulent Transfer Act (W.Va. Code § 40-1A-1 et seq.) and similar State laws, and (2) applicable laws of West Virginia and principles of equity which may restrict the enforcement of certain remedies therein.

C.	We express no opinion as to the validity, binding effect or enforceability of any provision in any document for the recovery of legal fees.

D.	We express no opinion herein in respect of the legality, validity or enforceability of provisions in any document precluding oral waivers or modifications of provisions of the document or relating to waivers of equitable rights and defenses by the West Virginia Guarantors, precluding the West Virginia Guarantors from asserting certain claims or defenses or from obtaining certain rights and remedies, or purporting to waive the right to trial by jury.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement and except for the opinions contained herein, and as specifically provided below, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) of the Registration Statement with respect to the registration of the Senior Notes and the Convertible Notes, and assume no responsibility for the contents of any such material.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-163813) (the “Registration Statement”), filed by the Company to effect the registration of the Convertible Notes, the Senior Notes, the Convertible Notes Guarantees and the Senior Notes Guarantees under the Securities

International Coal Group, Inc.

March 11, 2010

Act of 1933 (the “Act”) and to the reference to Jackson Kelly PLLC under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Subject to all of the limitations, qualifications and assumptions set forth herein, Jones Day is hereby authorized to rely on this opinion letter in connection with its opinion letter filed as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof.

The opinions rendered herein are given on the date hereof, and such opinions are rendered only with respect to facts existing on the date hereof and laws, rules and regulations currently in effect.

Very truly yours,

/s/ Jackson Kelly PLLC

By:	/s/ Taunja Willis-Miller
Taunja Willis-Miller
Its Member

Annex A

West Virginia Guarantors

Name	Jurisdiction
Bronco Mining Company, Inc.	West Virginia
Hawthorne Coal Company, Inc.	West Virginia
Juliana Mining Company, Inc.	West Virginia
King Knob Coal Co., Inc.	West Virginia
Melrose Coal Company, Inc.	West Virginia
Patriot Mining Company, Inc.	West Virginia
Vindex Energy Corporation	West Virginia
Wolf Run Mining Company	West Virginia

Annex B

Other Guarantors

Name	Jurisdiction
CoalQuest Development LLC	Delaware
Hunter Ridge, Inc.	Delaware
Hunter Ridge Coal Company	Delaware
Hunter Ridge Holdings, Inc.	Delaware
ICG, Inc.	Delaware
ICG, LLC	Delaware
ICG ADDCAR Systems, LLC	Delaware
ICG Beckley, LLC	Delaware
ICG East Kentucky, LLC	Delaware
ICG Eastern, LLC	Delaware
ICG Eastern Land, LLC	Delaware
ICG Hazard, LLC	Delaware
ICG Hazard Land, LLC	Delaware
ICG Illinois, LLC	Delaware
ICG Knott County, LLC	Delaware
ICG Natural Resources, LLC	Delaware
ICG Tygart Valley, LLC	Delaware
Marine Coal Sales Company	Delaware
Powell Mountain Energy, LLC	Delaware
Simba Group, Inc.	Delaware
Upshur Property, Inc.	Delaware
White Wolf Energy, Inc.	Virginia